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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.   )*

USX-U.S. Steel Group, Inc.
-------------------------------------------------------------------
(Name of Issuer)


Common Stock**
-------------------------------------------------------------------
(Title of Class of Securities)


90337T10
--------------
(CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 (the "1934 Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the 1934 Act (however, see the Notes).
----------------------------------------------------------
**The amount in Item 9 of the cover pages includes common stock issuable upon conversion of Convertible Preferred Stock (CUSIP 902905819). In the aggregate Merrill Lynch & Co., Inc. may be deemed to beneficially own 6,849,010 shares of Common Stock and 71,500 shares of Convertible Preferred Stock.

Page 2 of 10 Pages


CUSIP NO.   90337T10                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch & Co., Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

6,849,010

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

6,849,010

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,849,010

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.1%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 3 of 10 Pages


CUSIP NO.  90337T10                  13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Group, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

6,802,927

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

6,802,927

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,802,927

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.0%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 4 of 10 Pages


CUSIP NO.   90337T10                 13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Princeton Services, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

6,798,418

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

6,798,418

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,798,418

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.0%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 5 of 12 Pages


                                SCHEDULE 13G


ITEM 1 (a)  Name of Issuer:
            --------------

            USX-U.S. Steel Group, Incorporated

ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            600 Grant Street
            Pittsburgh, PA  15219-4776

ITEM 2 (a)  Name of Persons Filing:
            ---------------------

            Merrill Lynch & Co., Inc.
            Merrill Lynch Group, Inc..
            Princeton Services, Inc.

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
            -----------------------------------------------------------

Merrill Lynch & Co., Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Merrill Lynch Group, Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Princeton Services, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Page 6 of 10 Pages


ITEM 2 (c)  Citizenship:
            -----------

See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
            ----------------------------

Common Stock

ITEM 2 (e)  CUSIP NUMBER:

90337T10

ITEM 3

   Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI") are parent holding companies, in accordance with (S) 240.13d-1(b) (ii) (G) of the Securities Exchange Act of 1934 (the "1934 Act"). Merrill Lynch Asset Management, L.P d/b/a Merrill Lynch Asset Management ("MLAM") is an investment adviser registered under
(S) 203 of the Investment Advisers Act of 1940 (the "Advisers Act").

ITEM 4  Ownership
        ---------

(a)  Amount Beneficially Owned:

   See Item 9 of Cover Pages. Pursuant to (S) 240.13d-4, ML&Co., ML Group and PSI disclaim beneficial ownership of the securities of USX-U.S. Steel Group, Inc. (the "Company") referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that such persons are, for the purposes of Section 13(d) or 13(g) of the 1934 Act, the beneficial owner of any securities of the Company covered by this statement.

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

          See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

          See Item 6 of the Cover Pages

   (iii)  sole power to dispose of or to direct the disposition of:

          See Item 7 of Cover Pages

Page 7 of 10 Pages

    (iv)  shared power to dispose of or direct the disposition of:

          See Item 8 of Cover Pages

ITEM 5  Ownership of Five Percent or Less of a Class.
        --------------------------------------------

Not Applicable

ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

  PSI acts as the general partner of Merrill Lynch Asset Management, L.P. (d/b/a) Merrill Lynch Asset Managment ("MLAM") and Fund Asset Management, L.P. (d/b/a/) Fund Asset Managment ("FAM"), each of which is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and act as investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940 and certain private accounts. With respect to securities held by those investment companies and private accounts, several persons have the right to receive, or the power to direct the receipt of dividends from the proceeds from the sale of, such securities.

ITEM 7   Identification and Classification of the Subsidiary Which
         ---------------------------------------------------------
  Acquired the Security Being Reported on by the Parent Holding Company.
  ---------------------------------------------------------------------

See Exhibit A

ITEM 8   Identification and Classification of Members of the Group.
         ----------------------------------------------------------

Not Applicable

Page 8 of 10 Pages

ITEM 9  Notice of Dissolution of Group.
        ------------------------------

Not Applicable

ITEM 10  Certification
         -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997


Merrill Lynch & Co., Inc.

/s/ Richard B. Alsop

----------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact*


Merrill Lynch Group, Inc.

/s/ Richard B. Alsop

-----------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact**


Princeton Services, Inc.

/s/ Richard B. Alsop

-----------------------------
Name:  Richard B. Alsop
Title:  Attorney-In-Fact***


------------------------------------
* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to this Schedule 13G.

** Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit C to this Schedule 13G.

*** Signed pursuant to a power of attorney, dated November 30, 1995, included as Exhibit D to this Schedule 13G.

as Exhibit E to this Schedule 13G.

Page 9 of 10 Pages


                           EXHIBIT A TO SCHEDULE 13G
                           -------------------------

                  ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                  -----------------------------------------

   Three of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), and Princeton Services, Inc. a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, ("PSI"), are parent holding companies as defined as (S)240 13d-1(b)(1)(ii)(G) of the Securities Exchange Act (the "1934 Act"). The relevant subsidiaries of ML&Co. are Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Merrill Lynch Specialists ("ML Specialists, Inc."), ML Group, certain Merrill Lynch trust companies and PSI. PSI is the general partner of Merrill Lynch Asset Management, L.P. d/b/a Merrill Lynch Asset Management ("MLAM") and Fund Asset Management, L.P. d/b/a Fund Asset Management ("FAM"). The relevant subsidiaries of ML Group is PSI and certain Merrill Lynch trust companies.

    ML&Co. may be deemed to be the beneficial owner of certain of the reported securities of USX-U.S. Steel Group, Inc. (the "Company") as set forth herein by virtue of its control of its subsidiaries, ML Group, ML Specialists and MLPF&S.

    MLPF&S, a Delaware corporation with its principal place of business at 250 Vesey Street, New York, New York, is a wholly-owned direct subsidiary of ML&Co. and a broker-dealer registered under Section 15 of the 1934 Act, holds certain of the reported securities in proprietary trading accounts and may be deemed to beneficially own securities of the Company held by customers in accounts over which MLPF&S has discretionary authority and by virtue of its control of its subsidiary Merrill Lynch Specialists.

    ML Specialists is a wholly-owned subsidiary of ML&Co. and is a broker-dealer registered under Section 16 of the 1934 Act. ML Specialists holds certain of the reported securities of the Company in proprietry trading accounts.

    ML Group, a wholly-owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of certain reported securities of the Company by virtue of its control of (i) its wholly-owned subsidiary, PSI, (ii) certain Merrill Lynch trust companies, each of which is a wholly-owned subsidiary of ML Group and a bank defined in Section 3(a)(6) of the 1934 Act.

    One or more Merrill Lynch trust companies or institutions, each of which is a bank as defined in Section 3(a)(6) of the 1934 Act, may be deemed the benefi-cial owner of certain reported securities of the Company held by customers in accounts over which such trust companies or institutions have discretionary authority.

    PSI, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of certain reported securities of the Company by virtue of its being the general partner of MLAM and FAM.

    MLAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the "Advisers Act"). MLAM may be deemed to be the beneficial owner of certain re-ported of the securities of the Company by virtue of its acting as investment adviser to one or more private accounts and one or more investment companies registered under Section 8 of the Investment Company Act of 1940 (the " Investment Company Act").

    FAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the "Advisers Act"). FAM may be deemed to be the beneficial owner of certain re-ported securities of the Company by virtue of its acting as investment adviser to one or more private accounts and investment companies registered under Sect-ion 8 of the Investment Company Act.

    Pursuant to (S)240.13d-4 of the 1934 Act, ML&Co., ML Group and PSI disclaim beneficial ownership of the securities of the Company referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that any such entity is, for the purposes of Section 13(d) or 13(g) of the 1934
Act, the beneficial owner of any securities of the Company.

Page 10 of 10 Pages


                                   EXHIBIT B
                                   ---------
                               POWER OF ATTORNEY


    The undersigned, Merrill Lynch & Co., Inc. (the "Corporation"), a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York, 10281, does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as Secretary or an Assistant Secretary of the Corporation, acting severally, each of whose address is Merrill Lynch
& Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead
(i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original copies or electronic filings of any forms (inclu-ding, without limitation, Securities and Exchange Commission Form 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of November, 1995.


MERRILL LYNCH & CO., INC.


By:    /s/ David H. Komansky
----------------------------
Name:  David H. Komansky
Title: President and Chief Operating Officer




                                   EXHIBIT C
                                   ---------
                               POWER OF ATTORNEY


    The undersigned, Merrill Lynch Group, Inc. (the "Corporation"), a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York, 10281, does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as Secretary or an Assistant Secretary of the Corporation, acting severally, each of whose address is Merrill Lynch
& Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead
(i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original copies or electronic filings of any forms (inclu-ding, without limitation, Securities and Exchange Commission Form 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of November, 1995.


MERRILL LYNCH GROUP, INC.


By:    /s/ Rosemary T. Berkery
------------------------------
Name:  Rosemary T. Berkery
Title: Vice President and Director



                                  EXHIBIT D
                                  ---------
                              POWER OF ATTORNEY


    The undersigned, Princeton Services Inc., a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission
Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to
Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30th day of November, 1995.


PRINCETON SERVICES INC.


By:    /s/ Philip L. Kirstein
--------------------------------------
Name:  Philip L. Kirstein
Title: Director, Senior Vice President
         Secretary and General Counsel